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                          February 21, 2023

       Craig Fraser
       Chief Executive Officer
       WINDTREE THERAPEUTICS INC /DE/
       2600 Kelly Road, Suite 100
       Warrington, PA 18976

                                                        Re: WINDTREE
THERAPEUTICS INC /DE/
                                                            Registration
Statement on Form S-1
                                                            Filed February 14,
2023
                                                            File No. 333-269775

       Dear Craig Fraser:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Lauren
Hamill at 303-844-1008 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Jennifer Porter